Exhibit 1

NEWS RELEASE

For Immediate Release:

February 27, 2007

CanWest Buys The New Republic

Toronto, ON: – CanWest Global Communications Corp. (“CanWest”) today announced that a wholly owned subsidiary has acquired a 100% interest in The New Republic, a 93 year old United States based political magazine. This acquisition follows the purchase by CanWest in 2006 of a 30% interest.

“The New Republic, similar to CanWest’s other publications, has a strong foundation and a proud history. We look forward to seeing it become even stronger” said Tom Strike, President of CanWest MediaWorks International. “In today’s media environment, we need to place a priority on delivering quality content to readers when, where and how they want it. The New Republic is well-positioned to do just that”.

The magazine and its website are currently undergoing a major overhaul. The makeover includes a new frequency of publication, bigger issues and a new reader-friendly design. The enhanced website will be launched soon with more daily digital content.

Greg MacNeil, a well-respected veteran of Canadian publishing, is acting as Interim Publisher. Marty Peretz will continue as Editor-in-Chief.

This news release contains certain comments or forward-looking statements that are based largely upon current expectations and are subject to certain risks, trends and uncertainties. These factors could cause actual future performance to vary materially from current expectations. The entities disclaim any intention or obligation to update any forward-looking statement even if new information becomes available as a result of future events or for any other reason.

CanWest Global Communications Corp. (www.canwestglobal.com), (TSX: CGS and CGS.A, NYSE: CWG) an international media company, is Canada’s largest media company. CanWest is Canada’s largest publisher of daily newspapers and also owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, web sites and radio stations and networks in Canada, New Zealand, Australia, Turkey, Singapore, Indonesia, Malaysia, the United Kingdom and the United States.

For further information:

CanWest Global Communications Corp.

Deb Hutton

Senior Vice President, Corporate Communications

Tel. (416) 383-2442